JIANGBO PHARMACEUTICALS, INC.

February 15, 2010

Re:  Jiangbo Pharmaceuticals, Inc.

Gentlemen:

Reference is made to (i) that Securities Purchase Agreement, dated as of November 6, 2007 (the “2007 Securities Purchase Agreement”) by and between Jiangbo Pharmaceuticals, Inc. f/k/a/ Genesis Pharmaceuticals Enterprises, Inc. (the “Company”) and Pope Asset Management, LLC (“Pope”) (ii) that Securities Purchase Agreement dated May 30, 2008 (the “2008 Securities Purchase Agreement”), by and among the Company and the investors who are parties thereto (collectively, the “Investors”) (iii) those 6% Convertible Subordinated Debenture of the Company dated November 6, 2007 issued to Pope (the “2007 Notes”) and (iv) those 6% those Convertible Notes May 30, 2008 and issued to the Investors (collectively, the “2008 Notes”).  Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the 2007 Securities Purchase Agreement, 2008 Securities Purchase Agreement, the 2007 Notes, or the 2008 Notes, in each case, as indicated below.

Section 10.4 of the 2007 Securities Purchase Agreement provides that at any time after the closing date, any waiver of any covenant or other provision of the 2007 Securities Purchase Agreement shall require the approval of the investors that purchased a majority of the principal amount of the 2007 Notes issued pursuant to the 2007 Securities Purchase Agreement and such waiver shall be deemed to be a waiver by the investors.  Article 2(ii) of the 2007 Notes provides that an Event of Default shall occur if failure shall be made in the payment of interest on the 2007 Notes when and as the same shall become due and such failure shall continue for a period of five (5) business days after such payment is due.  Article 2(a) of the 2007 Notes provides that the entire unpaid principal amount of the 2007 Notes together with interest thereon shall, on written notice to the Company given by investors holding a majority in principal amount of the outstanding 2007 Notes, forthwith become and be due and payable if an Event of Default shall have occurred.

Section 6.4 of the 2008 Securities Purchase Agreement provides that no provision of the Securities Purchase Agreement may be waived or amended except in a written instrument signed by the Company and Pope.  Article 2(a)(ii) of each of the 2008 Notes provides that it shall constitute an Event of Default under a 2008 Note if failure shall be made in the payment of interest on such 2008 Note, when and, as the same shall become due and such failure shall continue for a period of five (5) business days after such payment is due.  Article 2(b) of each of the 2008 Notes provides that upon the occurrence of an Event of Default, the entire unpaid principal amount of a 2008 Note, together with interest thereon, shall, on written notice to the Company given by the Holders of a majority of the 2008 Notes then outstanding become due and payable.

As of November 30, 2009, Pope is the sole holder of $ 4,500,000 principal amount of the 2007 Notes and the holder of $17,000,000 aggregate principal amount of 2008 Notes.

Pope hereby waives until February 25, 2010 the Events of Default that have occurred as a result of the Company’s failure to timely make interest payments on the 2007 Notes and 2008 Notes that were due and payable on November 30, 2009, and agrees not to provide written notice to the Company with respect to the occurrence of either of such Events of Default provided that the Company has made such interest payments to the holders of the 2007 Notes and the holders of the 2008 Notes on or prior to February 25, 2010.  If the interest payments are not made by February 25, 2010, all rights and remedies of Pope defined in the 2007 and 2008 Securities Purchase Agreements shall remain in full force and effect as if this waiver had not been granted.

Notwithstanding the foregoing, the Company hereby agrees that in the event that its common stock has not been listed on The Nasdaq Stock Market on or prior to April 15, 2010, that the Company shall pay to the holders of the 2007 Notes and the 2008 Notes an amount equal to the difference between the interest on such Notes previously paid for the period from June 1, 2009 to November 30, 2009 (the "Interest Period") and the default rate of interest that would have been payable with respect to such Notes for the Interest Period.

Except as expressly waived or otherwise specifically provided herein, all of the representations, warranties, terms, covenants and conditions of each of the Securities Purchase Agreement and the Notes shall remain unamended and unwaived and shall continue to be and shall remain in full force and effect in accordance with their respective terms.

This letter is governed by the laws of the State of New York without giving effect to the conflict of laws rules of any jurisdiction. This letter may be signed in one or more counterparts, each of which shall be deemed and original and all of which, taken together, shall constitute one and the same agreement.

Kindly acknowledge receipt of this letter and agreement to the foregoing by executing  the enclosed copy of this letter where indicated and returning it to the Company , whereupon it shall become a binding agreement among us as of the date hereof.

Very truly yours,

Jiangbo Pharmaceuticals, Inc.

		By:	/s/ Cao Wubo
Name: Cao Wubo
Title: CEO & Chairman
AGREED AND ACKNOWLEDGED:

Pope Investments LLC

By:	/s/William P. Wills
Name: William P. Wills
Title: President